EXHIBIT 10.37

Amendment 1 to the License Agreement
Dated May 4, 1999 Between
General Dynamics Information Systems, Inc. (“GDIS”)
and Conductus, Inc. (“Conductus”)

Section 16.                                      Survival and Indemnity is amended to add the following:

16.4  Lucent Agreement — Indemnity

Conductus is party to a certain agreement identified as "Superconducting Filter Technology Joint Development Agreement," effective April 25, 1996, under which Lucent Technologies, Inc. has an option to obtain a non-exclusive license in Conductus' intellectual property.  The parties understand and agree that, should Lucent Technologies, Inc. exercise such right, Conductus will indemnify GDIS for any well documented loss of net profits directly arising from Lucent’s use of such license rights where such exercise of rights is both (1) within the Permitted Market; and (2) in direct competition with GDIS.  This indemnification shall not apply where Lucent would not require a license from Conductus because the government has a non-exclusive license in the background intellectual property.  Where available, indemnification by Conductus will be satisfied by giving GDIS credit for the amount of such lost profits out of future royalty payments payable by GDIS to Conductus.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed this 12th day of May 1999.

GENERAL DYNAMICS INFORMATION SYSTEMS, INC.

By:	/s/ James Finley
[Name]
Its:	President
[Title]

CONDUCTUS, INC.

By:	/s/ Charles E. Shalvoy
[Name]

Its:	President & CEO
[Title]